Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-11 and related Prospectus of our report dated April 3, 2026, with respect to the consolidated financial statements of Generation Income Properties, Inc. and subsidiaries as of December 31, 2025 and 2024, and for the years then ended, which report is included in the Annual Report on Form 10-K of Generation Income Properties, Inc. for the year ended December 31, 2025, filed with the U.S. Securities and Exchange Commission. Our audit report includes an explanatory paragraph relating to Generation Income Properties, Inc.’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts.”

/s/ CohnReznick LLP

New York, New York

May 22, 2026

DOCPROPERTY DOCXDOCID DMS=IManage Format=<<LIB>>/<<NUM>>.<<VER>> \* MERGEFORMAT ACTIVE/204448876.4